Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-261626) and Form S-8 (Nos. 333-203313 and 333-261624) of our report dated April 8, 2022, with respect to the consolidated financial statements of Forward Pharma A/S included in this Annual Report (Form 20-F) for the year ended December 31, 2021.

/s/ EY Godkendt Revisionspartnerselskab
Copenhagen, Denmark
April 8, 2022